AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2008

REGISTRATION NO. 333-149340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAIT FINANCIAL TRUST

(Exact name of registrant as specified in its charter)

MARYLAND	23-2919819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cira Centre, 2929 Arch Street, 17th Floor,

Philadelphia, PA 19104

(215) 243-9000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Jack E. Salmon

RAIT Financial Trust

Cira Centre, 2929 Arch Street, 17th Floor,

Philadelphia, PA 19104

(215) 243-9000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

J. Baur Whittlesey Ledgewood, a professional corporation 1900 Market Street, Suite 750 Philadelphia, PA 19103 (215) 731-9450	Raphael Licht Chief Legal Officer RAIT Financial Trust Cira Centre, 2929 Arch Street, 17th Floor Philadelphia, PA 19104 (215) 243-9000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE(2)(3)
Common Shares of Beneficial Interest	10,000,000	$8.2825	$82,825,000	$3,256

(1)	Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of a common share of the registrant, as reported on the New York Stock Exchange—Composite Transactions System on February 15, 2008.

(2)	A registration fee of $3,256, calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, or the Securities Act, has been applied against $3,256 of the $27,816 remaining available fees carried over pursuant to Rule 457(p) of the Securities Act in connection with the securities offered by the registration statement (333-129914) filed by Taberna Realty Finance Trust, or Taberna, on November 23, 2005. The registrant is the parent of Taberna for purposes of Rule 457(p).

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, Dated March 5, 2008

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

10,000,000 Common Shares

of Beneficial Interest

We are pleased to offer you the opportunity to participate in the RAIT Financial Trust Dividend Reinvestment and Share Purchase Plan, or the plan. The plan has two components: a dividend reinvestment component and a direct common share purchase component. The dividend reinvestment component provides our shareholders with an easy and economical way to designate all or any portion of the cash dividends on their common shares for reinvestment in additional common shares. The direct common share purchase component permits our shareholders and new investors to purchase common shares in an economical and convenient manner.

This prospectus relates to 10,000,000 of our common shares of beneficial interest, or common shares, par value $.01 per share, to be offered for purchase under the plan. Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “RAS.” On March 4, 2008, the closing price of our common shares was $6.80 per share.

Key features of the plan are that you can:

•	Enroll in the plan even if you are not a current RAIT Financial Trust shareholder;

•	Purchase shares through the plan without a personal broker and, in many cases, without paying a commission;

•	Automatically reinvest all or any portion of your cash dividends in additional common shares;

•

Purchase additional shares at any time through optional cash investments of as little as $100 per month or as much as $10,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•	Make optional cash investments in our common shares in excess of $10,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•	Authorize automatic monthly investments in our common shares from a checking or savings account;

•	Transfer your common shares easily; and

•	Own and transfer your common shares without holding or delivering physical certificates.

To ensure that we continue to qualify as a real estate investment trust, or REIT, for federal income tax purposes, no shareholder may own more than 8.3% of the outstanding common shares, unless our board of trustees waives this limitation. See the discussion in Question 9 for more information.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the plan, please call the plan administrator, American Stock Transfer & Trust Company, or “AST,” toll free at (877) 739-9997, 24 hours a day, seven days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time.

Investing in our common shares involves risks. You should read carefully the risk factors described in this prospectus and our Securities and Exchange Commission filings before investing in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2008.

ABOUT THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference. The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described below. This prospectus may only be used where it is legal to sell these securities. Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “the Company” or similar references means RAIT Financial Trust and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus to other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the risk factors discussed and identified in our public filings with the SEC which we incorporate by reference in this prospectus;

•

adverse market developments and credit losses have reduced, and may continue to reduce, the value of trust preferred securities, or TruPS, and subordinated debentures directly or indirectly held by us;

•	adverse market developments have reduced, and may continue to reduce, the value of other assets in our investment portfolio;

•

our liquidity may be adversely affected by the reduced availability of short-term and long-term financing, including a reduction in the market for securities issued in securitizations and in the availability of repurchase agreements and warehouse facilities;

•	our liquidity may be adversely affected by margin calls;

•	we may be unable to obtain adequate capital at attractive rates or otherwise;

•

payment delinquencies or failure to meet other collateral performance criteria in collateral underlying our securitizations have restricted, and may continue to restrict our ability to receive cash distributions from its securitizations;

•	covenants in our financing arrangements may restrict its business operations;

•	fluctuations in interest rates and related hedging activities against such interest rates may affect our earnings and the value of its assets;

•	borrowing costs may increase relative to the interest received on our investments;

•	we may be unable to acquire eligible securities for securitization transactions on favorable economic terms;

•	we may experience unexpected results arising from litigation;

•	we and our subsidiary, Taberna Realty Finance Trust, may fail to maintain qualification as real estate investment trusts, or REITs;

•	we may fail to maintain exemptions under the Investment Company Act of 1940;

•	geographic concentrations in investment portfolios of residential mortgage loans could be adversely affected by economic factors unique to such concentrations;

•	the market value of real estate that secures mortgage loans could diminish due to factors outside of our control;

•	adverse governmental or regulatory policies may be enacted;

•	management and other key personnel may be lost;

•	competition from other REITs and other specialty finance companies may increase; and

•	general business and economic conditions could adversely affect credit quality and loan originations.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed in “Incorporation of Certain Information by Reference,” the information contained on the SEC website is not intended to be incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008.

•	Current Reports on Form 8-K filed on January 9, 2008 and February 11, 2008.

•	The description of our common shares of beneficial interest, or common shares, contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RAIT Financial Trust

Attention: Andres Viroslav

Vice President and Director of Corporate Communications

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 243-9000

OUR COMPANY

We are a specialty finance company that provides a comprehensive set of debt financing options to the real estate industry. We originate and invest in real estate-related assets that are underwritten through an integrated investment process. We conduct our business through our subsidiaries, RAIT Partnership, L.P., or RAIT Partnership, and Taberna Realty Finance Trust, or Taberna, as well as through their respective subsidiaries. We are a self-managed and self-advised Maryland REIT. Taberna is also a Maryland REIT. Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and our telephone number is (215) 243-9000. Our internet address is http://www.raitft.com. We do not incorporate by reference into this prospectus any material from our website.

INFORMATION ABOUT THE PLAN

The following questions and answers explain and constitute our dividend reinvestment and share purchase plan, which we refer to as the “plan,” as amended and in effect beginning March     , 2008. If you decide not to participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.

PURPOSE

1. What is the purpose of the plan?

The primary purpose of the plan is to provide current shareholders and interested new investors with an economical and convenient way to increase their investment in RAIT. We also may use the plan to raise additional capital through the sale each month of shares available for issuance under the plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be made through our ability to waive limitations on the maximum amount of any optional cash purchases.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from any applicable discount from the market price for common shares acquired through the optional cash purchases under the plan. These transactions may cause fluctuations in the trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible shareholders in order to eliminate practices which are not consistent with the purposes of the plan.

OPTIONS AVAILABLE TO PARTICIPANTS

Information on how to participate in the plan is set forth in Questions 5 through 13.

2. What are my investment options under the plan?

Once enrolled in the plan, you may purchase common shares through the following investment options.

Dividend Reinvestment Program. Current holders of common shares, and interested new investors that are not currently shareholders and who agree to make an initial investment in common shares, may elect to have all, a portion or none of their cash dividends paid on their common shares automatically reinvested in common shares through the dividend reinvestment program. Cash dividends are paid on common shares when and as declared by our Board of Trustees, generally on a quarterly basis. Subject to the availability of common shares registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.

Share Purchase Program. Each month, current holders of common shares, and interested new investors that are not currently shareholders and who agree to make an initial investment in common shares, may elect to invest optional cash payments in common shares, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000. You may elect to make optional cash payments through automatic deductions from your banking or checking accounts. We may, at our discretion, waive the maximum limit upon your written request. See Question 20 to learn how to request a waiver. You may make optional cash purchases each month even if dividends on your shares are not being reinvested and even if a dividend has not been declared. You may, but are not required to, enroll any common shares purchased through the plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the authorization form described in Question 12.)

3. How can I change my investment options?

You may change your investment options at any time by requesting a new authorization form and returning it to the plan administrator at the address set forth in Question 7. Any authorization form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.

ADVANTAGES AND DISADVANTAGES

4. What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages.

The plan provides you with the opportunity to reinvest cash dividends paid on all or a portion of your common shares towards the purchase of additional common shares.

The plan provides you with the opportunity to make monthly investments of optional cash payments, subject to a minimum of $100 and a maximum of $10,000 (unless the maximum limit is waived by us), for the purchase of common shares. In addition, you have the flexibility to make these optional cash investments on a regular or occasional basis.

We may offer you the opportunity to acquire shares of our common shares through optional cash purchases at a discount of up to 5% from the market price of the common shares.

There are no costs associated with the plan that you must pay, except for certain costs if you decide to sell common shares you purchased through the plan (see Question 26 for a description of these costs). You will not pay brokerage commissions or service fees to purchase common shares through the plan.

As noted above, you will have the convenience of having all or a portion of your cash dividends automatically reinvested in additional common shares. In addition, since the plan administrator will credit fractional common shares to your plan account, you will receive full investment of your dividends. (See Questions 16 and 23.)

You will have the option of having your stock certificates held for safekeeping by the plan administrator for a charge of $7.50 payable each time you deliver certificates to the plan administrator, insuring your protection against loss, theft or destruction of the certificates representing your common shares.

You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances. (See Question 22.)

At any time, you may direct the plan administrator to sell or transfer all or a portion of the common shares held in your plan account. (See Question 26.)

Disadvantages.

No interest will be paid by us or the plan administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000 (unless this upper limit has been waived), are subject to return to you without interest. Moreover, purchases above the $10,000 limit that have been granted a waiver will also be subject to return to you without interest in the event that the threshold price, if any (see Question 20), is not met.

You will not know the actual number of common shares that you have purchased until after the purchase date.

Your participation in the dividend reinvestment program will result in you being treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the market price) of the common shares on the date actually acquired from us. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common shares by the plan administrator from parties other than us. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

If you elect to make optional cash purchases, you will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the common shares on the purchase date over the amount of your optional cash payment. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common shares by the plan administrator from parties other than us. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

Sales of common shares credited to your plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any brokerage commission and any applicable stock transfer taxes on the sales. (See Question 26.)

Because the purchase price for shares purchased directly from us under the plan is based on the “market price” (as defined herein) on the purchase date, it is possible that the actual purchase price you pay for common shares purchased under the plan may be higher than the amount for which the common shares could have been purchased in the open market on the purchase date.

Sales of common shares credited to your plan account may take up to 10 business days to process.

You cannot pledge common shares deposited in your plan account until the shares are withdrawn from the plan.

ADMINISTRATION AND PLAN ADMINISTRATOR

5. Who administers the plan?

We have appointed American Stock Transfer & Trust Company, our transfer agent, to be the plan administrator.

6. What are the responsibilities of the plan administrator?

The plan administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	purchasing and selling, on your behalf, all common shares under the plan; and

•	the performance of other duties relating to the plan.

Holding Shares. If you purchase shares through optional cash payments and do not choose to have the dividends that are paid with respect to these shares reinvested, you must indicate that the shares are not to be enrolled in the dividend reinvestment program. The plan administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the plan administrator’s name (or that of its nominee) as your agent.

Receipt of Dividends. As record holder for the plan shares, the plan administrator will receive dividends on all plan shares held on the dividend record date, will credit these dividends to your plan account on the basis of whole or fractional plan shares held in such account, and will automatically reinvest such dividends in additional common shares. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common shares. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.

7. How do I contact the plan administrator?

You should send all correspondence with the administrator to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

All transaction processing should be directed to:

American Stock Transfer & Trust Company

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Please mention RAIT Financial Trust and this plan in all correspondence. In addition, you may call the plan administrator at (877) 739-9997 or contact the plan administrator via the internet at www.amstock.com.

PARTICIPATION

For purposes of this section, responses are generally directed (a) to existing shareholders according to the method by which their shares are held, or (b) to investors who are not currently shareholders but would like to make an initial purchase of common shares to become a participant.

8. Who is eligible to participate?

The following persons are eligible to participate in the plan:

Record Owners. All record owners (shareholders whose shares are held in their name on the records kept by our transfer agent) of common shares are eligible to participate directly in this plan.

Beneficial Owners. Beneficial owners (shareholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of common shares may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares transferred into his or her name from that of the applicable broker, bank or other nominee. Alternatively, a beneficial owner may seek to arrange with the broker, bank or other nominee that is the record owner of his or her shares to participate on the beneficial owner’s behalf.

Non-Shareholders. Individuals who do not presently own any common shares (as either a record owner or beneficial owner) may participate in the plan by making an initial cash purchase of common shares through the plan’s share purchase program.

9. Are there limitations on participation in the plan other than those described above?

Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

REIT Qualification Restrictions. In order for us to maintain our qualification as a REIT, not more than 50% in value of any class or series of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the relevant provisions of the Internal Revenue Code to include certain entities). We refer to this as the “five or fewer” limit. Our declaration of trust enhances our ability to comply with these restrictions by imposing an 8.3% ownership limit for beneficial holders of common shares. See “Description of Shares of Beneficial Interest-Restrictions on Ownership and Transfer” in the accompanying prospectus. Any attempted transfer or acquisition of common shares that would create a direct or indirect ownership of capital stock in violation of our declaration of trust or otherwise result in our disqualification as a REIT will be null and void. In addition, our declaration of trust also provides that common shares subject to this limitation are subject to various rights that we have to enforce this limitation, including transfer to a trust. Any grant of a request for waiver of the maximum monthly optional cash purchase will not be deemed to be a waiver of these ownership limits.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right, in our sole discretion, to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common shares, in order to eliminate practices which we determine are not consistent with the purposes or operation of the plan or which may adversely affect the price of the common shares.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

10. How do I enroll in the plan?

Record Owners. Record owners may join the plan by completing and signing an authorization form (see Question 12) and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.amstock.com. Authorization forms may be obtained at any time by written request, by telephoning the plan administrator at the address and telephone number provided in Question 7, or via the internet at the plan administrator’s website.

Beneficial Owners. A beneficial owner may request that the number of shares the beneficial owner wishes to be enrolled in the plan be re-registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan. Alternatively, beneficial owners who wish to join the plan may instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.

To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and accept optional cash payments under the share purchase program by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. If you are an interested beneficial owner, be sure that your broker, bank or other nominee passes along the proceeds of any applicable discount to your account.

Non-Shareholders. Non-shareholders may join the plan as a record owner by making an initial investment in an amount of at least $100 and up to a maximum of $10,000 (unless we specifically waive the maximum limit). The non-shareholder should complete the portions of the authorization form for a non-shareholder wishing to become a participant and should designate the amount of the initial purchase of common shares. At the same time, the new participant may designate all or none of the purchased shares to be enrolled in the dividend reinvestment program. The authorization form should be returned to the plan administrator, with payment, on or before the applicable dates described in Question 11. The non-shareholder may also follow the enrollment procedures specified on the plan administrator’s website at www.amstock.com to join the plan. Online enrollment should be completed on or before the applicable dates described in Question 11.

Optional Cash Payments through Automatic Deductions. You may elect to have optional cash payments made through electronic fund transfers by completing an automatic cash investment application, which is available from the plan administrator at the address and telephone number provided in Question 7, or by logging on to www.amstock.com, and providing both your bank account number and your bank’s routing number. The automatic cash investment application must be accompanied by a voided bank check or deposit slip for the account from which you authorize the plan administrator to draw the funds. Once the application is received and processed (which normally takes approximately two business days) funds will automatically be deducted from the designated account on the tenth business day prior to each purchase date and will be invested on such purchase date. In addition, you can also choose to invest monthly through automatic deductions. Automatic deductions are subject to the same monthly dollar maximum and minimum as other optional cash payments. To terminate monthly purchases by automatic deduction, you must send the plan administrator written, signed directions or follow the procedures specified on the plan administrator’s website at www.amstock.com.

11. When will my participation in the plan begin?

If you are a current shareholder and your authorization form (see Question 12) is received by the plan administrator on or before the record date established for a particular dividend, reinvestment will commence with that dividend. If your authorization form is received after the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your authorization form and thus are enrolled in the plan, and you wish to make optional cash payments to purchase shares under the share purchase program, the plan administrator must receive full payment in advance of the applicable deadline. (See Questions 14 and 20.)

In the case of current non-shareholders making an initial investment, both the authorization form and full payment of their designated initial investment must be received in advance of the applicable deadline. (See Questions 14 and 20.)

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

12. What does the authorization form provide?

The authorization form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date, the cash dividends on your common shares that are enrolled in the dividend reinvestment program, including all whole and fractional common shares that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common shares. Any remaining cash dividends not enrolled in the dividend reinvestment program will be paid directly to you.

Additionally, the authorization form directs the plan administrator to purchase common shares with your optional cash payments, if any, and to enroll all, some or none of such purchased shares in the dividend reinvestment program.

The authorization form provides for the purchase of initial or additional common shares through the following investment options:

“Full Dividend Reinvestment”—If this option is elected, the plan administrator will apply all cash dividends on all common shares then or subsequently registered in your name, and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

“Partial Dividend Reinvestment”—If this option is elected, the plan administrator will apply all cash dividends on only the number of common shares then or subsequently registered in your name and specified on the authorization form and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

“Optional Cash Payments”—If this option is elected, the plan administrator will apply any optional cash payments made by you to the purchase of additional common shares in accordance with the plan and will apply dividends on such additional plan shares.

Unless you designate otherwise, you will be enrolled as having selected the full dividend reinvestment option. In addition, if you return a properly executed authorization form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.

You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new authorization form, by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common shares, or until your participation in the plan, or the plan itself, is terminated.

13. What does the plan administrator’s website provide?

Instead of submitting an authorization form (see Question 12), you can participate in the plan by accessing the plan administrator’s website at www.amstock.com. The following services are available to you online:

•	Enroll or terminate your participation in the plan

•	Make initial and additional purchases of common shares

•	Sell common shares

•	Request a stock certificate for non-fractional common shares held in your plan account

•	View your account history and balances

•	Establish automatic cash investment procedures through direct debit of your U.S. bank account

•	View plan materials

PURCHASES AND PRICES OF SHARES

14. How does the share purchase program work?

All current record owners and non-shareholders who have timely submitted signed authorization forms or online requests via www.amstock.com indicating their intention to participate in this program of the plan, and beneficial owners whose brokers, banks or other nominees have timely submitted authorization forms or online requests via www.amstock.com indicating their intention to participate in this program, are eligible to make optional cash payments during any month, whether or not a dividend is declared. Each month the plan administrator will apply any optional cash payment of $10,000 or less received from a participant by the applicable deadline described below to the purchase of additional common shares for the account of the participant on the following purchase date and will enroll all such shares in the dividend reinvestment program unless the participant requests that such shares not be subject to the dividend reinvestment program. The process to make optional cash payments in excess of $10,000 is described in Question 20 below.

Deadline for Submitting Optional Cash Payments. Optional cash payments will be invested every month on the related purchase date (See Question 18). The deadline for submitting optional cash payments of $10,000 or less is two business days prior to the relevant purchase date. A separate deadline exists for optional cash payments in excess of $10,000. See Question 20 below.

Each month the plan administrator will apply an optional cash payment for which funds are timely received to the purchase of common shares for your account on the next purchase date. In order for funds to be invested on the next purchase date, the plan administrator must have received a check, money order or wire transfer by the applicable deadline for submitting optional cash payments. Checks and money orders are accepted subject to timely collection as funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to “American Stock Transfer & Trust Company.” If a check is returned to the plan administrator as “unpaid,” the plan administrator will resell the shares just purchased and liquidate additional shares in your account, if necessary, to reimburse itself for any fees or losses incurred when reselling the shares from your account. There is also a $20.00 fee for checks that are returned as unpaid, which will be deducted from your account.

No Interest on Optional Cash Payments. No interest will be paid by us or the plan administrator on optional cash payments pending investment. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the applicable deadline. Generally, optional cash payments of $10,000 or less received after the applicable deadline will be held by the plan administrator and invested on the next purchase date.

Refunds of Uninvested Optional Cash Payments. Upon written request to the plan administrator received at least five business days prior to the applicable deadline for submitting optional cash payments of $10,000 or less for the purchase date with respect to which optional cash payments have been delivered to the plan administrator, your optional cash payments will be returned to you as soon as practicable. Requests for refunds in this context received less than five business days prior to such date will not be honored.

Additionally, optional cash payments will be returned by check, without interest, as soon as practicable after the applicable period in which the price of the common shares is determined if the threshold price, if any, applicable to optional cash payments made pursuant to requests for waiver of the maximum limit on optional cash payments shall not have been met. (See Question 20.)

Also, each optional cash payment, to the extent that it does not conform to the limitations described in Question 19 will be subject to return to you as soon as practicable.

15. What will be the price of shares purchased under the plan?

The price of shares for dividend reinvestment and optional cash purchases of $10,000 or less will be determined as follows:

•

If the shares are purchased from us, the purchase price will be equal to 100% of the unsolicited volume weighted average price, rounded to four decimal places, of our common shares as reported by the New York Stock Exchange only, obtained from Bloomberg, LP on the NYSE during trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print) for the relevant purchase date. We may elect to offer a discount with respect to optional cash purchases ranging from 0% to 5% from such purchase price, which discount may vary each month. This discount may, but need not, be the same as the discount we offer for optional cash investments in excess of $10,000 pursuant to requests for waiver. We may offer a discount on either, both or neither of optional purchases of $10,000 or less and optional purchases in excess of $10,000 pursuant to requests for waiver, in our sole discretion. Any discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining funds through the sale of common shares as opposed to other sources of funds and current and projected capital needs. Our decision to set a discount in this context in a particular month shall not affect the setting of a discount for any subsequent month. No discount to the purchase price is available under the plan with respect to dividend reinvestment.

•

In order to maintain our qualification as a real estate investment trust, we will not sell our shares through dividend reinvestment or optional cash purchases at a price that is less than 95% of the fair market value of a common share on the applicable purchase date. As a result, for each month in which shares are purchased from us, we will compare the purchase price calculated as described in the preceding bullet, net of any applicable discount, to a price equal to 95% of the average of the daily high and low sales prices of our shares, as traded only on the NYSE during regular NYSE trading hours, on the applicable purchase date. If the purchase price calculated as described in the preceding bullet, net of any discount, is less than the price calculated under this 95% test, we will use the price calculated under this 95% test as the purchase price for such dividend reinvestments or optional cash investments.

•

If the shares are purchased in the open market or privately negotiated transactions, the purchase price will be the average price per share of shares purchased. You will be subject to minimal investment fees in connection with open market purchases.

The purchase price for shares purchased pursuant to a request for waiver is discussed in response to Question 20.

16. How will the number of shares purchased for my account be determined?

Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf, divided by the price per share, calculated pursuant to the methods described above, as applicable.

The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment, and the amount of any optional cash payments you have made and available for investment on the related purchase date.

17. What is the source of common shares purchased under the plan?

The plan administrator will purchase common shares either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common shares to be purchased under the plan after a review of current market conditions and our current and projected capital needs. We and the plan administrator are not required to provide any written notice to you as to the source of the common shares to be purchased under the plan.

18. When will common shares be purchased under the plan?

The purchase date is the date or dates on which the plan administrator purchases common shares for the plan, as described below:

Dividend Reinvestments. If the plan administrator acquires shares directly from us, it will combine the dividend funds of all plan participants whose dividends are automatically reinvested and will generally invest such cash dividends on the dividend payment date. If the dividend payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. In addition, if the cash dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed. If the plan administrator acquires shares from parties other than us, such purchases will occur during a period beginning on the dividend payment date or, if the dividend payment date falls on a day that is not a NYSE trading day, the next NYSE trading day, and ending no later than thirty-five (35) days following that date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this plan as a “dividend record date.”

Initial and Optional Cash Investments up to and including $10,000. If the plan administrator acquires shares directly from us, then the purchase date for cash investments up to and including $10,000 will be on the last NYSE trading day of each month or, if the last NYSE trading day of a month falls in the period when our common shares trade ex-dividend through and including the record date for a dividend, the next NYSE trading day. If the plan administrator acquires shares from parties other than us, it will attempt to buy our common shares in the open market through a registered broker-dealer or privately negotiated transaction. Such purchases will begin on the last NYSE trading day of each month or, if the last NYSE trading day of a month falls in the period when our common shares trade ex-dividend through and including the record date for a dividend, the next NYSE trading day, and will be completed no later than thirty-five (35) days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

Initial and Optional Cash Investments in Excess of $10,000. The purchase dates for optional cash purchases in excess of $10,000 per month are discussed in response to Question 20.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.

19. What limitations apply to optional cash payments?

For any purchase date that you choose to make an optional cash payment, you must invest at least $100 but not more than $10,000. For purposes of these limitations, all plan accounts under common control, management or representation by a broker, bank or other nominee will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless we have waived such maximum limit, will be returned to you without interest after the applicable period in which the price of the common shares is determined.

20. How do I make optional cash payments in excess of $10,000 per month?

Investments in excess of $10,000 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $10,000, which shall be made on a request for waiver form. We expect to approve requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

Participants may ascertain whether we are accepting requests to make an optional cash investment in excess of $10,000 in any given month, and certain other important information, by visiting our website at www.raitft.com on the first business day of each month or such other method as we may establish from time to time. In addition, participants may ascertain whether we are accepting requests in the first month that the plan is activated by visiting our website on or about the date of this prospectus. Our website will provide one of the three following pieces of information:

•	that we will not be accepting requests to make an optional cash investment in excess of $10,000 that month;

•

that we will be accepting requests that month. If this is the case, we will provide relevant information such as the date on which a pricing period (as defined below) will begin; the number of days in the pricing period; the waiver discount, if any; the threshold price, if any; and whether or not the pricing period extension feature or continuous settlement feature will be activated; or

•

that we have not yet determined whether we will be accepting requests to make an optional cash investment in excess of $10,000. If this is the case, we will inform participants of a date later in the month when they can go to our website to ascertain whether we will be accepting requests for waivers.

We have the sole discretion to approve or reject any request to make an optional cash investment in excess of the $10,000 maximum allowable amount during any month. We may grant such requests by any method that we determine to be appropriate. We also may adjust the amount that you may invest. In deciding whether to approve your request, we may consider, among other things, the following factors:

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of our common shares as compared to other sources of funds;

•	the purchase price likely to apply to any sale of our common shares;

•	the extent and nature of your prior participation in the plan;

•	the number of common shares you hold of record;

•	the total amount of optional cash investments in excess of $10,000 for which requests have been submitted;

•	the order of our receipt of each request; and

•	whether, at the time of such request, the plan administrator is acquiring our common shares for the plan directly from us or through open market transactions;

We will decide whether to approve a submitted request at least two business days prior to the commencement of the applicable pricing period. If you do not receive a response from us in connection with your request, you should assume that we have denied your request.

We must receive a request form no later than 5:00 P.M., Eastern time, on the day we establish the terms, which is the third business day before the first day of the relevant pricing period. Participants who wish to make an investment in excess of $10,000 in any given month, must obtain our prior written approval, which will be given or rejected on or before 5:00 P.M., Eastern time, the second business day prior to the first day of the pricing period, and a copy of such written approval must accompany any such investment. Available funds for such investments exceeding $10,000 per month must be received by the plan administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the relevant pricing period. To obtain a request form or additional information, a participant visit the plan administrator’s website, at www.amstock.com or visit our website at www.raitft.com. Completed request forms should be emailed directly to us at waiver@raitft.com or delivered by such other method as we may establish from time to time.

Purchase Price of Shares for Optional Cash Purchases in Excess of $10,000. Shares purchased pursuant to an approved request for waiver will be purchased directly from us as described herein, including the establishment of a threshold price as more fully described below. The purchase price may be reduced by the waiver discount that we have provided for optional cash purchases in excess of $10,000 on each purchase date. If we grant your request to purchase shares pursuant to a request for waiver, there will be a pricing period, which will generally consist of one to 12 separate days during which trading of our common shares is reported on the New York Stock Exchange during the applicable pricing period. Each of these separate days will be a purchase date, and an equal proportion of your optional cash purchase will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular purchase date will be equal to 100% (subject to change as provided below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common shares as reported by the New York Stock Exchange only, obtained from Bloomberg, LP on the NYSE during trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that purchase date. Plan shares will not be available to plan participants until the conclusion of each month’s pricing period or investment, unless we activate the continuous settlement feature (see below).

The plan administrator will apply all optional cash purchases made pursuant to a request for waiver for which good funds are received on or before the first business day before the pricing period to the purchase of shares of our common shares on each purchase date of the applicable pricing period.

Waiver Discount. Each month, at least three business days prior to the first day of the applicable pricing period, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a request for waiver. This discount (or the waiver discount) may be between 0% and 5% of the purchase price and may vary each month.

The waiver discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining such additional funds through the sale of common shares as compared to other sources of funds and current and projected capital needs. Setting a waiver discount for a particular month shall not affect the setting of a waiver discount for any subsequent month. The waiver discount will apply only to optional cash purchases of more than $10,000 (or other applicable maximum monthly amount). The waiver discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000.

Threshold Price. We may establish for a pricing period a minimum price, or threshold price, applicable to optional cash purchases made pursuant to a request for waiver. At least three business days prior to the first day of the applicable pricing period, we will determine whether to establish a threshold price, and if the threshold price is established, its amount. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs.

If established for any pricing period, the threshold price will be stated as a dollar amount that the unsolicited volume weighted average price, rounded to four decimal places, of our common shares as reported on the New York Stock Exchange, obtained from Bloomberg, LP for the trading hours from 9:30a.m. to 4:00p.m., Eastern time (through and including the closing print), for each trading day of such pricing period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the pricing period any trading day that the unsolicited volume weighted average price is less than the threshold price. We also will exclude from the pricing period and from the determination of the purchase price any day in which no trades of common shares are made on the New York Stock Exchange. For example, if we set a 10 day pricing period, and the threshold price is not met for two of the trading days in that 10 day pricing period, then we will return 2/10 (20%) of the funds you submitted in connection with your request for waiver, unless we have activated the pricing period extension feature for the pricing period which is described below.

REIT Compliance Minimum Price. In order to maintain our qualification as a real estate investment trust, we will not sell our shares through optional cash purchases made pursuant to a request for waiver at a price that is less than 95% of the fair market value of a common share on the applicable purchase date. As a result, we will compare the purchase price calculated as described above, net of any applicable discount and subject to any threshold price, to a price equal to 95% of the average of the daily high and low sales prices of our shares, as traded only on the NYSE during regular NYSE trading hours, on the applicable purchase date. If the purchase price calculated as described above, net of any discount and subject to any threshold price, is less than the price calculated under this 95% test, we will use the price calculated under this 95% test as the purchase price for such optional cash investments.

Pricing Period Extension Feature. We may elect to activate for any particular pricing period the pricing period extension feature which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our common shares reported by the New York Stock Exchange, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common shares were not reported. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for two out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next two trading days (or a subset thereof), then those two days (or a subset thereof) will become purchase dates in lieu of the two days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the optional cash purchase will be invested.

Continuous Settlement Feature. If we elect to activate the continuous settlement feature, shares will be available to plan participants within three business days of each purchase date beginning on the first trading day in the relevant pricing period and ending on the final trading day in the relevant pricing period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the continuous settlement feature for such investments by announcing that we will be doing so, at the time of the request form acceptance during any month when we grant requests for authorization.

Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $10,000 for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met or for each day in which no trades of common shares are reported on the New York Stock Exchange (“unsubscribed funds”). Any unsubscribed funds will be returned within five business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not met compared to the number of days in the pricing period or extended pricing period. For example, the returned amount in a 10 day pricing period will equal 2/10 (20%) of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each trading day that the threshold price is not met or for each trading day in which sales are not reported.

The establishment of the threshold price and the possible return of a portion of the investment applies only to optional cash purchases in excess of $10,000. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any other pricing period. We may waive our right to set a threshold price for any particular pricing period. Neither we nor the plan administrator is required to give you notice of the threshold price for any pricing period.

21. Will I incur expenses in connection with my participation under the plan?

You will not pay brokerage commissions or service fees to purchase common shares through the plan. We will pay all other costs of administration of the plan. If you elect to send certificates for any other of our common shares that you own to the plan administrator for safekeeping, you will incur a fee of $7.50 for this service payable each time you send certificates to the plan administrator. However, if you request that the plan administrator sell all or any portion of your shares, you will incur fees as described under Question 26 below.

REPORTS TO PARTICIPANTS

22. How will I keep track of my investments?

You will receive a statement of your account following each purchase of additional shares, whether by reinvestment of dividends or by optional cash purchases. This detailed statement will provide you with the following information with respect to your plan account:

•	total number of common shares purchased, including fractional shares;

•	price paid per share of common shares;

•	date of share purchases; and

•	total number of common shares in your plan account.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our shareholders, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

You can also view your account history and balance online by accessing the plan administrator’s website at www.amstock.com.

DIVIDENDS ON FRACTIONS OF SHARES

23. Will I be credited with dividends on fractions of shares?

Yes. Any fractional share held in your plan account (see Question 16) that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common shares.

CERTIFICATES FOR SHARES

24. Will I receive certificates for shares purchased?

Safekeeping of Certificates. Normally, common shares purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the shares to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common shares.

You may also elect to deposit with the plan administrator certificates for other common shares that you own and that are registered in your name for safekeeping under the plan for a fee of $7.50 payable each time you deposit certificates with the plan administrator. The plan administrator will credit the common shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common shares through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.

Issuance of Certificates. No certificates will be issued to you for shares in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via the internet at www.amstock.com. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to your plan account. Certificates for fractional shares will not be issued under any circumstances.

25. In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Stock certificates for those shares purchased under the plan will be similarly registered when issued upon your request. If your shares are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.

SALE OF SHARES

26. How do I sell shares held in my plan account?

You may contact the plan administrator to sell all or any part of the shares held in your plan account. After receipt of your request, the plan administrator will sell the shares through a designated broker or dealer. The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. The plan administrator will sell shares at least weekly and as often as daily, at then current market prices through one or more brokerage firms. If you sell or transfer only a portion of the shares in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. The plan administrator will continue to reinvest the dividends on the shares credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.

The plan requires you to pay all costs associated with the sale of your shares under the plan. You will receive the proceeds of the sale, less a $15 service fee per transaction and a $0.10 per share commission paid to the plan administrator and less any other applicable fees.

If the plan administrator sells all shares held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new authorization form to rejoin the plan.

WITHDRAWALS AND TERMINATION

27. When may I withdraw from the plan?

You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received prior to a dividend record date set by our Board of Trustees for determining shareholders of record entitled to receive a dividend, the request will be processed on the first business day following receipt of the request by the plan administrator.

If the request to withdraw is received by the plan administrator three business days before the payment date, the plan administrator will terminate the account and mail the dividend payment in cash. If the request to withdraw is received by the plan administrator less than three business days prior to the payment date, then the dividend payment will be reinvested and all subsequent dividends will be paid in cash.

Any optional cash payments which have been sent to the plan administrator prior to a request for withdrawal will also be invested on the next purchase date unless you expressly request return of that payment in the request for withdrawal, and the request for withdrawal is received by the plan administrator at least five business days prior to the business day before the start of the five-day period in which the price of the common shares is determined.

28. How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the shares in your plan account, you must notify the plan administrator in writing at its mailing address or via its internet address specified in the answer to Question 7. Upon your withdrawal from the plan or our termination of the plan, certificates for the appropriate number of whole shares credited to your account under the plan will be issued free of charge. A cash payment will be made for any fraction of a share.

Upon withdrawal from the plan, you may also request that the plan administrator sell all or part of the shares credited to your plan account by using the transaction stub on the bottom of your statement and mailing it to the address listed in Question 7. You may also make this request via the plan administrator’s internet site at www.amstock.com. (See Question 26.)

OTHER INFORMATION

29. What are some of the tax consequences of my participation in the plan?

You are encouraged to consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchase of shares under the plan, your tax basis and holding period for shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and does not constitute tax advice.

If you participate in the dividend reinvestment program under the plan and your dividends are reinvested in shares of our common shares purchased directly from us, you will be treated for federal income tax purposes as having received, on the purchase date, a distribution in an amount equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends. The amount of distribution deemed received (and that will be reported on the Form 1099-DIV that you receive) may exceed the amount of the cash dividend that was reinvested as a result of your receipt of a discount under the plan. For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to the average of the high and low sale prices of shares on the related purchase date. The trading value on that specific date may vary from the market price determined under the plan for such shares.

If you participate in the dividend reinvestment program under the plan and your dividends are reinvested in shares of our common shares purchased from parties other than us, either in the open market or in privately negotiated transactions, you will be treated for federal income tax purposes as having received (and will receive a Form 1099-DIV reporting) a distribution from us with respect to the common shares equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends (plus any brokerage fees any other expenses, if any, deducted from the amount of the distribution reinvested). If in the future we offer a discount on common shares purchased from parties other than us, the amount of the distribution you will be treated as having received may exceed the cash distribution reinvested as a result of any such discount.

If you participate in both the dividend reinvestment and the share purchase features of the plan and you purchase common shares through the share purchase plan, you will be treated for federal income tax purposes as having received a distribution from us with respect to the shares equal to the fair market value on the investment date of shares less the amount paid by you for such shares (plus any applicable brokerage fees and any other expenses paid by you).

Although the tax treatment with respect to a shareholder who participates only in the share purchase program and does not participate in the dividend reinvestment program is not entirely clear, we will report any discount you receive under the plan as a distribution to you on Form 1099-DIV. You are urged to consult with your tax advisor regarding the tax treatment to you of receiving a discount on cash investments in shares of our common shares through the plan.

The shares your receive under the dividend reinvestment plan will have a tax basis equal to the fair market value of the shares on the date the shares were acquired plus your pro rata share of any brokerage fees paid by us. Shares acquired through the share purchase program under the plan should have a tax basis equal to the amount of the payment plus the pro rata amount of any brokerage commissions paid by us that is includible in your taxable income and the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a taxable dividend.

The distributions you receive under the plan will be taxable as dividends to the extent of our current or accumulated earnings and profits. To the extent the distributions are in excess of our current or accumulated earnings and profits, the excess portion will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and to the extent in excess of your tax basis will be taxable as gain realized from the sale of your shares. In addition, if we designate part or all of our distributions as capital gain dividends, those designated amounts will be treated by you as long-term capital gains.

Your holding period for shares acquired pursuant to either program under the plan will begin on the day following the purchase date. Dividends received by corporate shareholders will not be eligible for the dividends received deduction. You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the plan.

You will realize gain or loss upon the sale or exchange of shares acquired under the plan. You will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share equivalent and the tax basis thereof.

If you are a foreign shareholder whose dividends are subject to United States income tax withholding or a domestic shareholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. Amounts withheld from dividends will be paid to the United States Treasury and the affected participants will be advised of the amount withheld. Foreign shareholders who elect to make optional cash payments only will continue to receive regular cash dividends on shares registered in their names in the same manner as if they were not participating in this plan. Funds for optional cash payments must be in United States dollars and will be invested in the same way as payments from other participants.

Based on a series of recent private rulings issued by the IRS, we intend to take the position that administrative expenses of the plan paid by us are not considered to be distributions to participants for federal income tax purposes.

30. May shares in my account be pledged?

You may not pledge any of the common shares in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.

31. If we issue rights to purchase securities to the holders of common shares, how will the rights on plan shares be handled?

In the event that we make available to the holders of our common shares rights to purchase additional common shares or any other securities, the plan administrator will sell these rights (if the rights are saleable and detachable from the common shares) accruing to common shares held by the plan administrator for you and invest the proceeds in additional common shares on the next dividend payment date for the common shares. In the event these rights are not saleable or detachable, the plan will hold the rights for your benefit. If you wish to receive directly any of these rights, you may do so by sending to the plan administrator, at least five business days before the rights offering record date, a written request that certificates for shares in your account be sent to you.

Transaction processing may be curtailed or suspended until the completion of any rights offering.

32. What happens if we declare a dividend payable in shares or declare a share split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will be mailed directly to you as in the case of shareholders not participating in the plan.

Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

33. How will shares held by the plan administrator be voted at meetings of shareholders?

If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Trustees, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.

34. What are our responsibilities and those of the plan administrator under the plan?

We, any of our agents and the plan administrator, will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence, (ii) with respect to the price at which shares are purchased or sold and/or the times when such purchases or sales are made, or (iii) relating to any fluctuation in the market value of the common shares.

We, any of our agents and the plan administrator, will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our trustees, officers, employees or shareholders will have any personal liability under the plan.

We, any of our agents and the plan administrator, will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

35. What will be my responsibilities under the plan?

Your plan shares may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common shares or cash held by the plan administrator except as expressly provided herein.

36. May the plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the plan at any time. Notice will be posted on our website of any suspension or termination, or of any amendment that significantly alters the plan terms and conditions, as soon as practicable after we take such an action. We will file a copy of each notice with the SEC, if required under applicable federal securities laws. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

37. Are there any risks associated with the plan?

Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the plan administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares.

38. How will you interpret and regulate the plan?

We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.

39. What law governs the plan?

The terms and conditions of the Plan and its operation will be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to otherwise applicable principles of conflicts of law.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

The following description of our common shares and preferred shares sets forth certain general terms and provisions of our common shares and preferred shares. The terms of our declaration of trust and by-laws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Under our declaration of trust, we may issue up to 200,000,000 common shares and 25,000,000 preferred shares. As of February 27, 2008, we had outstanding 61,035,764 common shares, 2,760,000 7.75% Series A cumulative redeemable preferred shares of beneficial interest, or Series A preferred shares, 2,258,300 8.375% Series B cumulative redeemable preferred shares of beneficial interest, or Series B preferred shares, and 1,600,000 8.875% Series C cumulative redeemable preferred shares of beneficial interest, or Series C preferred shares. Our board of trustees may amend our declaration of trust by a majority vote to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to increase or decrease the number of shares in any class that we have authority to issue.

Common Shares

Subject to the preferential rights of any preferred shares outstanding, the ownership limitations described in “Restrictions on Ownership and Transfer” below, and to the right of our board of trustees to establish separate classes of common shares and determine their rights and preferences, our common shares have the following characteristics:

•	each common share entitles the holder to one vote on matters voted on by common shareholders;

•	common shares do not have cumulative voting rights;

•	distributions are payable as and when authorized by our board of trustees;

•	holders of common shares generally are not liable for our debts;

•

if we are liquidated, each common share participates pro rata in our assets that remain after payment, or provision for payment, of our debts and payment of the liquidation preferences of any preferred shares; and

•	common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

Our declaration of trust specifies the vote required for our security holders to take certain actions. The affirmative vote of a majority of our outstanding voting shares (which includes our common shares and, to the extent set forth below, our preferred shares) is required before our board of trustees may take any action to revoke our election to be taxed as a REIT. A trustee may be removed by a two-thirds vote of our outstanding voting shares. Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. Our shareholders may vote to terminate our existence by a two-thirds vote of our outstanding voting shares. A majority of all the votes entitled to be cast on the matter is required in order for us to merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of our property.

Preferred Shares

Our outstanding Series A preferred shares, Series B preferred shares and Series C preferred shares rank senior to common shares with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. No cash dividends may be paid on common shares unless full cumulative dividends due on these preferred shares have been paid (other than any payment necessary to maintain our qualification as a REIT). If we liquidate, dissolve or wind up, holders of the preferred shares have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of common shares. Holders of the preferred shares generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the preferred shareholders, voting as a single class, have the right to elect two additional trustees to our board of trustees. This right continues until all dividends accumulated on the preferred shares have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each trustee elected by preferred shareholders expires upon cure of the preferred dividend default. As of the date of this prospectus, no dividends on these preferred shares are in arrears.

The description of preferred shares above is not complete. You should refer to the articles supplementary with respect to each such series of preferred shares for complete information concerning the terms of that series. A copy of the articles supplementary for each such series of preferred shares has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in such registration statement.

Our board of trustees may authorize the issuance of additional series of preferred shares with voting or conversion rights that could impair the voting power or other rights of common shareholders. The issuance of preferred shares, which may provide flexibility in connection with possible acquisitions and other trust purposes, could have the effect of delaying or preventing a change in control, and may cause the market price of our common shares to decline or impair the voting and other rights of the holders of common shares.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we must meet several requirements regarding the number of our shareholders and concentration of ownership of our shares. Our declaration of trust contains provisions that restrict the ownership and transfer of shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the “ownership limitation.”

The ownership limitation provides that, in general:

•	no person may own more than 8.3% of our outstanding common shares, and

•	no person may own more than 9.8% of any series of our outstanding preferred shares.

However, Resource America, Inc., which was our sponsor at the time of our formation, may own up to 15%, in number of shares or value, of our common shares. Resource America, Inc. has advised us that it did not own any of our common shares as of the date of this prospectus.

Ownership of our shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. Our board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize our qualification as a REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT qualification. We required no such waiver or opinion with respect to Resource America, Inc.’s ownership rights since they arise from specific provisions of our declaration of trust.

Any person who acquires shares in violation of the ownership limitation must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our qualification as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in our best interest to qualify as a REIT. Otherwise, the ownership limitation may be changed only by an amendment to our declaration of trust by a vote of two-thirds of our outstanding voting shares.

Our declaration of trust provides that if any purported transfer of shares results in

•	any person violating the ownership limitation,

•	our being “closely held” under Section 856(h) of the Internal Revenue Code,

•	our common and preferred shares being owned by fewer than 100 persons, or

•	our owning 10% or more of a tenant of our real property,

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

Shares exceeding the ownership limitation transfer automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where a violation of the ownership limitation results from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

In addition, we may purchase any shares held in the trust for the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

•	the market price on the date we agree to purchase the shares.

We may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

Every owner of more than 5% (or any lower percentage set by U.S. federal income tax laws) of our outstanding shares must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each shareholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such shareholder’s actual and constructive ownership of shares on our qualification as a REIT and to ensure compliance with the ownership limitation.

Transfer Agent

The transfer agent for our common shares is American Stock Transfer & Trust Company.

Possible Anti-Takeover Effect of Certain Provisions of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees and the restrictions on ownership and transfer of shares could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for shareholders or that the shareholders otherwise may believe to be desirable. In addition, our bylaws require that we receive advance notice of any person to be nominated by a shareholder for election as a trustee for the nominee to be eligible for election, which could also have such an effect.

No Shareholder Rights Plan

We currently do not have a shareholder rights plan.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF

TRUST AND BYLAWS

Board of Trustees

Our declaration of trust requires us to have no fewer than three and no more than nine trustees. A majority of our trustees must be “independent trustees.” The declaration of trust defines an independent trustee as one who, during the preceding two years, has not:

•	been an affiliate of Resource America, Inc., Brandywine Construction & Management, Inc. or their affiliates,

•	been one of our officers, or

•	had a material business or professional relationship with us, Resource America, Inc., Brandywine Construction & Management or their affiliates.

The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

Our declaration of trust provides that a trustee may be removed, with or without cause, by a vote of two-thirds of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an “interested shareholder,” or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an “interested shareholder” became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least:

•	80% of our outstanding voting shares, and

•	two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that our board of trustees approves or exempts prior to the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or trustees who are our employees. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted from the Maryland control share acquisition statute by our declaration of trust or bylaws.

Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

Amendment of Our Declaration of Trust and Bylaws

Our declaration of trust may be amended by a majority vote of our outstanding voting shares, except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a vote of two-thirds of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to decrease or increase the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

Meetings of Shareholders

Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

Advance Notice of Nominations of Trustees and New Business

At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in our bylaws. At any special meeting of shareholders, only the business specified in the notice of meeting may be brought before the meeting.

Dissolution

Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.

Indemnification; Limitations of Trustees’ and Officers’ Liability

Our declaration of trust limits the liability of our trustees and officers for money damages to the fullest extent permitted by Maryland law. Maryland law permits limiting the liability of trustees and officers except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty by the trustee or officer established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers, or any individual who, while a trustee, serves or has served, at our request, as a trustee, director, officer, partner or otherwise at another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The indemnification covers any claim or liability to which such person may become subject, or which such person may incur, by reason of his service in such capacity.

Maryland law permits a Maryland REIT to indemnify, and advance expenses to, its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify, and reimburse the expenses of, their directors and officers. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property, or services, or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland REIT may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking to repay the amount reimbursed if the standard of conduct was not met.

We have indemnification agreements with each of our executive officers and trustees. The indemnification agreements require us to indemnify our executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

Maryland law provides that Maryland statutory real estate investment trusts that have a class of equity securities registered under the Exchange Act and have at least three outside trustees can elect by resolution of the board of trustees to be subject to some corporate governance provisions that may be inconsistent with the trust’s declaration of trust and bylaws. For example, the board of trustees may, by electing to cause our company to be subject to the applicable statutory provisions and notwithstanding the trust’s declaration of trust or bylaws:

•	classify our board of trustees,

•	provide that a special meeting of shareholders will be called only at the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of trustees,

•	provide that a trustee may be removed only by a vote of the holders of two-thirds of the shares entitled to vote, and

•

retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a trustee and permit a trustee to serve for the balance of the unexpired term instead of until the next annual meeting of shareholders.

Our board has not elected to cause our company to be subject to any of the foregoing provisions, though our declaration of trust already contains provisions similar to certain of these statutory provisions. A board of trustees may implement all or any of these provisions without amending the trust’s declaration of trust or bylaws and without shareholder approval. A Maryland statutory real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute; however, we are not prohibited from implementing any or all of the provisions of the statute, except to the extent such implementation would conflict with certain voting rights of our outstanding series of preferred shares. If implemented, these provisions could discourage offers to acquire our shares and could make more difficult completion of an unsolicited takeover offer.

USE OF PROCEEDS

We will receive proceeds from the sale of common shares that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common shares that the plan administrator purchases in the open market or in privately negotiated transactions. We intend to use the net proceeds from our sale of common shares that the plan administrator purchases directly from us to fund our business operations and for general trust purposes. We cannot estimate either the number of common shares or the prices of the shares that we will sell in connection with the plan.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common shares in the open market or in privately negotiated transactions with third parties, the common shares acquired under the plan will be sold directly by us through the plan. We may sell our common shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares, including shares acquired through waivers granted with respect to the share purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common shares trade or are quoted, or in privately negotiated transactions. Our common shares are currently listed on the New York Stock Exchange. Under certain circumstances, we expect that a portion of the common shares available for issuance under the plan will be issued pursuant to waivers granted with respect to the share purchase program of the plan. The difference between the price owners who may be deemed to be underwriters pay us for our common shares acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and optional cash payments under the plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common shares under the plan. Upon your withdrawal from the plan by the sale of common shares held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction and a $0.10 per share commission to the plan administrator and any other applicable fees.

Common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

The consolidated financial statements and financial statement schedules of RAIT and its subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in RAIT’s annual report on Form 10-K for the year ended December 31, 2007, and RAIT’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 included in our annual report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports which are incorporated by reference in this prospectus and given upon the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

The legality of the securities will be passed upon for us by DLA Piper US LLP, Baltimore, Maryland. In addition, certain tax and other matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. In particular, we expect to receive the opinion of Ledgewood to the effect that, for our taxable years ended December 31, 1998 through December 31, 2007, our organization and current and proposed method of operation have enabled us to qualify as a REIT and will continue to enable us to qualify as a REIT for our taxable year ended December 31, 2008 and in the future. Investors should be aware that the opinion of Ledgewood is based on customary assumptions and is conditioned upon factual representations made by us and Taberna regarding our organization, assets, present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other assets, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will continue to operate in a manner that will continue to make such representations true for subsequent taxable years. In addition, Ledgewood’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Ledgewood’s opinion is not binding upon the Internal Revenue Service or any court. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Ledgewood will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized representations or information. This prospectus is an offer to sell only the common shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

PROSPECTUS

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

10,000,000 Common Shares

of Beneficial Interest

March     , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts, except the registration fee, are estimated):

Registration fee—Securities and Exchange Commission	$3,256
Accountant’s fees and expenses	30,000
Legal fees and expenses	15,000
Printing and engraving expenses	5,000
Transfer agent fees	2,000
Miscellaneous	1,000

TOTAL	$56,256

All of these expenses will be paid by RAIT.

ITEM 15.	INDEMNIFICATION OF TRUSTEES AND OFFICERS

Maryland law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action adjudicated. The Declaration of Trust of RAIT contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Declaration of Trust of RAIT authorizes RAIT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (1) any present or former trustee or officer or (2) any individual who, while a trustee of RAIT and at the request of RAIT, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject, or which such person may incur, by reason of his status as a present or former trustee or officer of RAIT.

Maryland law permits a Maryland REIT to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the trustee or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland REIT may indemnify its present and former trustees and officers, upon the order of a court, for expenses in connection with an adverse judgment in a suit by or in the right of the trust or for a judgment of liability on the basis that personal benefit was improperly received. In addition, Maryland law requires a Maryland REIT, as a condition to advancing expenses, to obtain (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by a Maryland REIT, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by a Maryland REIT if it shall ultimately be determined that the standard of conduct was not met. In addition, RAIT has entered into indemnity agreements with its executive officers and trustees and covers executive officers and trustees under its trustees’ and officers’ liability insurance. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Indemnification; Limitation of Trustees’ and Officers’ Liability” in the Prospectus included in this registration statement on Form S-3.

ITEM 16.	EXHIBITS

The Exhibits furnished as part of this registration statement on Form S-3 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a trustee, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, RAIT Financial Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 5, 2008.

RAIT FINANCIAL TRUST

By:	/s/ Jack E. Salmon
Jack E. Salmon
Chief Financial Officer and Treasurer

S-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity With RAIT Financial Trust	Date

* Betsy Z. Cohen	Chairman of the Board and Trustee	March 5, 2008

* Daniel G. Cohen	Chief Executive Officer and Trustee (Principal Executive Officer)	March 5, 2008

* Jack E. Salmon	Chief Financial Officer and Treasurer (Principal Financial Officer)	March 5, 2008

* James J. Sebra	Chief Accounting Officer and Senior Vice President-Finance (Principal Accounting Officer)	March 5, 2008

* Edward S. Brown	Trustee	March 5, 2008

* Frank A. Farnesi	Trustee	March 5, 2008

* S. Kristin Kim	Trustee	March 5, 2008

* Arthur Makadon	Trustee	March 5, 2008

* Daniel Promislo	Trustee	March 5, 2008

* John F. Quigley, III	Trustee	March 5, 2008

* Murray Stempel, III	Trustee	March 5, 2008

*By:	/s/ Jack E. Salmon
Jack E. Salmon Attorney-in-fact for the persons indicated

S-2

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

2.1(1)	Agreement and Plan of Merger dated as of June 8, 2006 among RAIT Investment Trust, RT Sub Inc. and Taberna Realty Finance Trust.

4.1(2)	Amended and Restated Declaration of Trust.

4.2(3)	Articles of Amendment to Amended and Restated Declaration of Trust.

4.3(4)	Articles of Amendment to Amended and Restated Declaration of Trust.

4.4(5)	Certificate of Correction to the Amended and Restated Declaration of Trust.

4.5(6)	Articles of Amendment to Amended and Restated Declaration of Trust.

4.6(7)	Articles Supplementary relating to the 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series A Articles Supplementary”).

4.7(7)	Certificate of Correction to the Series A Articles Supplementary.

4.8(8)	Articles Supplementary relating to the 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest.

4.9(9)	Articles Supplementary relating to the 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest.

4.10(1)	Bylaws, as amended.

4.11(6)	Form of Certificate for Common Shares of Beneficial Interest.

4.12(10)	Form of Certificate for 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest.

4.13(7)	Form of Certificate for 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest.

4.14(9)	Form of Certificate for 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest.

5.1	Opinion of DLA Piper US LLP.*

8.1	Opinion of Ledgewood, a professional corporation.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1).*

23.3	Consent of Ledgewood, a professional corporation (included in Exhibit 8.1).

24.1	Power of Attorney (included on Signature Page).*

99.1	Material U.S. Federal Income Tax Considerations.*

1.	Incorporated herein by reference to RAIT Financial Trust’s (“RAIT”) Form 8-K as filed with the Securities and Exchange Commission on June 13, 2006 (File No. 1-14760).

2.	Incorporated herein by reference to RAIT’s Registration Statement on Form S-11 (File No. 333-35077), as amended.

3.	Incorporated herein by reference to RAIT’s Registration Statement on Form S-11 (File No. 333-53067), as amended.

4.	Incorporated herein by reference to RAIT’s Registration Statement on Form S-2 (File No. 333-55518), as amended.

5.	Incorporated herein by reference to RAIT’s Form 10-Q for the Quarterly Period ended March 31, 2002 (File No. 1-14760).

6.	Incorporated herein by reference to RAIT’s Form 8-K as filed with the Securities and Exchange Commission on December 15, 2006 (File No. 1-14760).

7.	Incorporated herein by reference to RAIT’s Form 8-K as filed with the Securities and Exchange Commission on March 18, 2004 (File No. 1-14760).

8.	Incorporated herein by reference to RAIT’s Form 8-K as filed with the Securities and Exchange Commission on October 1, 2004 (File No. 1-14760).

9.	Incorporated herein by reference to RAIT’s Form 8-K as filed with the Securities and Exchange Commission on July 2, 2007 (File No. 1-14760).

10.	Incorporated herein by reference to RAIT’s Form 8-K as filed with the Securities and Exchange Commission on March 22, 2004 (File No. 1-14760).

*	Previously filed on February 22, 2008.